Exhibit 10.12

INDEMNITY AGREEMENT

This Indemnity Agreement is entered into as of this 22nd day of December, 2022 by and between Zomedica Corp., a corporation incorporated under the laws of the Province of Alberta, Canada (the “Corporation”) and [board member/officer name], an individual residing in [city/state/province] (the “Indemnified Party”).

RECITALS

WHEREAS, the Indemnified Party has agreed to act or continue to act as a director and/or officer of the Corporation and/or certain subsidiaries of the Corporation (each, a “Subsidiary”), which includes Zomedica Inc., a Delaware corporation; and

WHEREAS, the Corporation and the Indemnified Party wish to formalize the obligations that the Corporation owes to the Indemnified Party with respect to indemnity for liability which the Indemnified Party may suffer or incur as a result of acting as a director and/or officer of the Corporation and/or a Subsidiary;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Indemnified Party do hereby covenant and agree as follows:

1.	Indemnification.

a.	To the maximum extent permitted by applicable law (including the Business Corporations Act (Alberta) (the “Act”)), the Corporation agrees to indemnify and save harmless the Indemnified Party, and his or her heirs and legal representatives from and against any and all damages, liabilities, costs, charges or expenses suffered or incurred by the Indemnified Party, and his or her heirs or legal representatives as a result of or by reason of the Indemnified Party having acted in his or her capacity as a director and/or officer of the Corporation and/or any Subsidiary at any time including before the date of this Agreement, provided that such damages, liabilities, costs, charges or expenses were not suffered or incurred as a direct result of the fraud, dishonesty or willful default of the Indemnified Party.

b.	Without limiting the generality of Section 1.a., and to the maximum extent permitted by applicable law (including the Act), the Corporation agrees:

i.	To indemnify and save the Indemnified Party harmless from and against all investigation costs, and other costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the Indemnified Party in respect of a civil, criminal or administrative action or proceeding which the Indemnified Party is made a party by reason of having been a director and/or officer of the Corporation and/or a Subsidiary if:

1.	The Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation; and
2.	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his or her conduct was lawful.

ii.	Subject to the provisions of the Act, the Corporation agrees, with the approval of a court of competent jurisdiction if such approval is required, to indemnify and save the Indemnified Party harmless from and against all investigation costs, and other costs, charges and expenses reasonably incurred by him or her in respect of an action by or on behalf of the Corporation or a Subsidiary to procure a judgment in its favor to which the Indemnified Party is made a party be reason of having been a director and/or officer of the Corporation and/or a Subsidiary if:
1.	The Indemnified Party acted honestly and in good faith with a view to the best interest of the Corporation; and
2.	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his conduct was lawful.

c.	The intention of this Agreement is to provide the Indemnified Party indemnification to the fullest extent permitted by law and without limiting the generality of the foregoing and notwithstanding anything contained herein:

i.	Nothing in this Agreement shall be interpreted, by implication or otherwise, in limitation of the scope of the indemnification provided in Section 1.a. and/or 1.b. hereof; and

ii.	Section 1. is intended to provide indemnification to the Indemnified Party to the fullest extend permitted by the Act and, in the event that such statute is amended to permit a broader scope of indemnification (including without limitation, the deletion or limiting of one or more of the provisos to the applicability of indemnification), Section 1. Shall be deemed to be amended concurrently with the amendment to the statute so as to provide such broader indemnification.

d.	The Corporation further agrees to use its best efforts to obtain any approval or approvals necessary to provide indemnification and to make payments as set forth in this Agreement (including approval of a court of competent jurisdiction referred to in Section 1.b.ii.), and to cooperate with the Indemnified Party and to provide the Indemnified Party with access to any evidence which the Corporation or any Subsidiary may have or control which would enable the Indemnified Party to make any application for or to obtain any such approval or approvals.

e.	This Agreement and the obligations of the Corporation hereunder shall continue after the term of service of the Indemnified Party as a director and/or officer of the Corporation or any Subsidiary.

2.	Pre-Paid Expenses. To the maximum extent permitted by applicable law (including the Act), all costs, charges and expenses reasonably incurred by the Indemnified Party in investigating, defending or appealing any civil, criminal or administrative action or proceeding, actual or threatened, covered hereunder shall, at the request of the Indemnified Party, be paid by the Corporation in advance as may be appropriate to enable the Indemnified Party to properly investigate, defend or appeal such action or proceeding, with the understanding and agreement being herein made that, in the event it is ultimately determined that the Indemnified Party was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Indemnified Party shall pay to the Corporation forthwith after such ultimate determination such amount or the appropriate portion thereof, so paid in advance.

3.	Other Rights and Remedies. Indemnification and advance payment of investigation costs or other costs, charges and expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnified Party may be entitled to under any provision of law, the article or by-laws of the Corporation, any vote of the shareholders of the Corporation, or any other indemnity agreement or otherwise.

4.	Limitation of Actions and Release of Claims. To the extent permitted by applicable law (including the Act), no legal action shall be brought and no course of action shall be asserted by or on behalf of the Corporation against the Indemnified Party, or his or her heirs, legal representatives, or their respective successors and assigns, after the expiration of two years from the date the Indemnified Party ceased to be a director and/or officer of the Corporation or any Subsidiary, and the Corporation agrees that any claim or cause of action of the Corporation shall be extinguished and the Indemnified Party and his or her heirs, legal representatives, and their respective successors and assigns are deemed released therefrom absolutely unless asserted by the commencement of legal action in a court of competent jurisdiction within such two year period.

5.	Notice of Proceedings. The Indemnified Party agrees to give notice to the Corporation within ten days of being served with any Statement of Claim, Writ, Notice of Motion, Indictment or other document commending or containing any civil, criminal or administrative action or proceeding against the Indemnified Party as a party by reason of the Indemnified Party having acted as a director and/or officer of the Corporation or any Subsidiary.

The Corporation agrees to give notice to the Indemnified Party, in writing, within ten days, of receiving notice of any actual or threatened civil, criminal or administrative action or proceeding or alleged wrongdoing against the Indemnified Party.

6.	Retention of Counsel. Subject to the terms of any applicable insurance policy,

a.	The Corporation agrees to promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in respect of any actual or threatened civil, criminal or administrative action or proceeding for which the Indemnified Party is entitled to indemnification hereunder; and

b.	In any such action or proceeding referred to in Section 6.a. above, the Indemnified Party shall have the right to retain other counsel to act on his or her behalf provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party (and the Corporation shall not be required to advance funds for such fees and disbursements under Section 2) unless:

i.	The Indemnified Party and the Corporation have mutually agreed to the retention of such other counsel; or

ii.	The named parties to any such action or proceeding (including any added third, or interpleaded parties) include the Corporation and/or a Subsidiary, and the Indemnified Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (including the availability of different defenses) in which event the Corporation agrees to pay the fees and disbursements of such counsel.

The Indemnified Party agrees to give the Corporation such information and cooperation as the Corporation may reasonably require from time to time in respect of all matters hereunder.

7.	Insurance. The Corporation agrees that it shall use reasonable commercial efforts to obtain and maintain a policy of insurance with respect to liability relating to directors and/or officers of the Corporation and its Subsidiaries, and it will use reasonable best efforts to include the Indemnified Party as an insured under such policy to the extent reasonably possible.

8.	Effective Time. This Agreement shall be effective as of the first day the Indemnified Party commenced or commences to serve as a director and/or officer of the Corporation or a Subsidiary.

9.	Notices. All notices, request, demands or other communications shall be in writing and may be either personally delivered or delivered by email to the party to whom the notice or other communication is directed:

a.	If to the Indemnified Party, to his or her current address or email address as maintained in the records of the Company, or such other address as the Indemnified Party may notify the Corporation of in writing.

b.	If to the Corporation, to the General Counsel of the Corporation at the head office of the Corporation, or to such other address as the Corporation may notify the Indemnified Party of from time to time in writing.

10.	Governing Law. The parties hereto agree that this Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta.

11.	Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be effective unless given in writing by the party against whom the waiver is effective, and no waiver shall constitute a waiver of any other provision hereof (whether or not similar).

12.	Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes and replaces any prior agreement.

13.	Legal Advice. This Agreement was prepared by and on behalf of the Corporation. Indemnified Party is advised to retain independent legal counsel prior to entering into this Agreement.

14.	Interpretation. In this Agreement: (a) headings are for convenience of reference and shall not affect the interpretation or construction of this Agreement; (b) a reference to gender includes all genders; (c) the singular includes the plural and vice versa; and (d) subsidiaries shall mean a “subsidiary” as provided in the Act; and (e) references to the Act means the Act as modified, replaced, amended or re-enacted from time to time.

15.	Successors and Assigns. This Agreement shall be binding upon and enure for the benefit of the Corporation and its successors and assigns and the Indemnified Party and his or her heirs and legal representatives and their respective successors and assigns.

16.	Counterparts. This Agreement, or any amendment to it, may be executed in as many counterparts as may be necessary. Signatures provided by electronic means are an acceptable and valid execution of any such counterpart equally effective as delivery of a manually executed counterpart of this Agreement. All counterparts so signed are to be construed together, are deemed to be an original and together constitute one and the same instrument and are deemed an original agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

ZOMEDICA CORP.INDEMNIFIED PARTY

By: _________________________By: _______________________

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